Exhibit 99.1

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HP Names Joel Hyatt and John Joyce to Board of Directors

PALO ALTO, Calif., May 18, 2007 – HP today announced that its board of directors has elected two new members, bringing to five the number of independent directors added in less than two years.

The board elected Joel Hyatt, chief executive officer of Current Media, and John Joyce, a managing director at Silver Lake, who join with immediate effect. Their terms expire at HP’s March 2008 annual meeting of stockholders, when they will be eligible for re-election.

“These are outstanding individuals who further HP’s objective of creating a world-class board,” said Mark Hurd, HP chairman and chief executive officer. “Joel Hyatt has outstanding experience in the media and consumer industries. John Joyce has extensive knowledge of the technology industry. They bring with them deep business knowledge, exceptional judgment and outstanding character.”

Hyatt, 57, serves as chief executive officer of Current Media, which he co-founded with former U.S. Vice President Al Gore, as well as Current TV, its U.S. television subsidiary. Previously, he was founder and chief executive officer of Hyatt Legal Plans, the nation’s largest provider of employer-sponsored group legal plans, and a lecturer of entrepreneurship at Stanford University’s Graduate School of Business.

Joyce, 53, joined Silver Lake in 2005 after two decades at IBM, where he was most recently senior vice president and group executive of the IBM Global Services division and had previously served as chief financial officer of IBM and as president of IBM Asia Pacific.

Hyatt has been appointed to the board’s newly formed Finance and Investment Committee and the HR and Compensation Committee. Joyce has been appointed to the Audit Committee and to the newly reconstituted Technology Committee.

The appointments enlarge HP’s board to 10 members and follow the appointments last year of G. Kennedy Thompson, chairman and chief executive officer of Wachovia Corp., and Sari Baldauf, former executive vice president and general manager of Nokia Corp.’s Networks business group. In 2005, the board added John Hammergren, chairman and chief executive officer of McKesson Corp.

About HP

HP focuses on simplifying technology experiences for all of its customers – from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest IT companies, with revenue totaling $97.1 billion for the four fiscal quarters ended April 30, 2007. More information about HP (NYSE: HPQ) is available at www.hp.com.

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© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
05/2007